Assured Guaranty Ltd. Reports Results for First Quarter 2014

•	First quarter 2014 operating income[1] was $132 million, or $0.72 per share, compared with first quarter 2013 operating income of $260 million, or $1.34 per share.

•	First quarter 2014 net income was $42 million, or $0.23 per share, compared with first quarter 2013 net loss of $144 million, or $0.74 per share.

•	Operating shareholders' equity per share[1] increased to a new record of $34.45 and adjusted book value[1] per share increased to $49.79.

•	PVP[1] increased 72% compared with first quarter 2013, to $31 million.

Hamilton, Bermuda, May 7, 2014 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its subsidiaries, Assured Guaranty or the Company) announced today its financial results for the three-month period ended March 31, 2014 (first quarter 2014).

The Company reported first quarter 2014 operating income of $132 million, or $0.72 per share, compared with $260 million, or $1.34 per share, in the three-month period ended March 31, 2013 (first quarter 2013).  Operating income for first quarter 2014 includes $32 million in representation and warranty (R&W) development, $20 million in net earned premium accelerations and $12 million in commutation gains. Operating income was higher in first quarter 2013 because that quarter included:  a $71 million benefit from a settlement with one of Assured Guaranty’s largest R&W providers; higher net earned premiums arising from refundings and terminations; and higher scheduled net earned premiums and credit derivative revenues due to a larger insured structured finance portfolio.

First quarter 2014 net income was $42 million, or $0.23 per share, compared with first quarter 2013 net loss of $144 million, or $0.74 per share. The main driver of the increase was lower non-economic net unrealized fair value losses on credit derivatives.

“We've begun the year with a solid first quarter, reaching a new high in operating shareholders' equity per share and increasing our new business production," said Dominic Frederico, President and CEO. "Importantly, in March, S&P raised the financial strength ratings of our operating subsidiaries to AA with a stable outlook – an acknowledgment of our financial strength, the improvement in our risk profile, the fundamental market acceptance of our guarantees and our strong competitive position.

“In addition, we resumed repurchasing our shares, a critical component of our capital management. It is our intent to fully utilize the remaining capacity under our current share repurchase authorization by

1 Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release and the tables within the press release for a definition of the non-GAAP financial measures and a reconciliation to the most directly comparable GAAP financial measures, if available.

September 30 of this year and, at that time, to request further authorization from our Board of Directors. As in the past, our capital management execution is contingent on our available free cash and capital position, the maintenance of our strong financial strength ratings, and other factors."

Table 1: Reconciliation of Net Income (Loss) to Operating Income
(in millions, except per share amounts)

	Quarter Ended March 31,
	2014	2013

Net income (loss)	$42	$(144)
Less after-tax adjustments:
Realized gains (losses) on investments	(1)	19
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(171)	(434)
Fair value gains (losses) on committed capital securities (CCS)	(5)	(6)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	0	(11)
Effect of consolidating financial guaranty variable interest entities (FG VIEs)	87	28
Operating income	$132	$260

Net income (loss) per diluted share	$0.23	$(0.74)
Operating income per diluted share	0.72	1.34

Diluted shares outstanding - Net income (loss)	183.1	193.9
Diluted shares outstanding - Operating income	183.1	194.6

New Business Production

Table 2: Present Value of New Business Production (PVP)
and Gross Par Written
(in millions)

	Quarter Ended March 31,
	2014	2013

PVP:
Public finance - U.S.	$23	$16
Public finance non - U.S.	7	—
Structured finance - U.S.	1	2
Total PVP	$31	$18

Gross Par Written:
Public finance - U.S.	$1,737	$1,580
Public finance non - U.S.	128	—
Structured finance - U.S.	4	14
Gross par written	$1,869	$1,594

In U.S. public finance, the Company achieved a 10% increase in gross par written and a 44% increase in PVP, despite a 26% decline in new issue volume. This was due primarily to overall improving demand for financial guaranty insurance products. In the U.K, the Company guaranteed another infrastructure bond during first quarter 2014.

First Quarter 2014 Operating Income Highlights

Table 3 highlights the components of Assured Guaranty's operating income and provides reconciliations of GAAP income statements, as reported, to non-GAAP operating income results.

Table 3: Reconciliation of GAAP
to Non-GAAP Income Results
(in millions, except per share amounts)

	Quarter Ended March 31, 2014			Quarter Ended March 31, 2013
	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results	GAAP Income Statement As Reported	Less: Operating Income Adjustments	Non-GAAP Operating Income Results
Revenues:
Net earned premiums	$132	$(17)	$149	$248	$(18)	$266
Net investment income	103	4	99	94	0	94
Net realized investment gains (losses)	2	0	2	28	29	(1)
Net change in fair value of credit derivatives	(211)	(231)	20	(592)	(620)	28
Fair value gains (losses) on CCS	(9)	(9)	—	(10)	(10)	—
Fair value gains (losses) on FG VIEs	157	157	—	70	70	—
Other income (loss)	21	(6)	27	(14)	(17)	3
Total revenues	195	(102)	297	(176)	(566)	390

Expenses:
Loss expense:
Financial guaranty insurance	41	1	40	(48)	7	(55)
Credit derivatives	—	8	(8)	—	(10)	10
Amortization of deferred acquisition costs	5	—	5	3	—	3
Interest expense	20	—	20	21	—	21
Other operating expenses	60	—	60	60	—	60
Total expenses	126	9	117	36	(3)	39

Income (loss) before income taxes	69	(111)	180	(212)	(563)	351
Provision (benefit) for income taxes	27	(21)	48	(68)	(159)	91
Income (loss)	$42	$(90)	$132	$(144)	$(404)	$260

Diluted shares	183.1		183.1	193.9		194.6

Earnings per share, diluted	$0.23		$0.72	$(0.74)		$1.34

Certain components of first quarter 2014 operating income are compared with the same items in first quarter 2013.

•
Net earned premiums and credit derivative revenues: Net earned premiums and credit derivative revenues on an operating income basis were $169 million for first quarter 2014, compared with $294 million for first quarter 2013, as shown in Table 4 below.

Table 4: Components of
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended March 31,
	2014	2013

Net earned premiums:
Scheduled amortization	$120	$153
Accelerations:
Refundings	19	52
Terminations	10	61
Total accelerations	29	113
Net earned premiums	149	266
Credit derivative revenue:
Scheduled amortization	20	27
Accelerations	0	1
Credit derivative revenue	20	28
Net earned premiums and credit derivative revenues	$169	$294

•	Other income (loss): Other income increased in first quarter 2014 compared with first quarter 2013 due primarily to commutation gains related to the reassumption of previously ceded business.

•
Loss expense: First quarter 2014 loss expense was $32 million ($29 million after tax, or $0.16 per share), compared with a benefit of $45 million ($25 million after tax, or $0.13 per share) for first quarter 2013. The increase was due primarily to (i) an R&W settlement in first quarter 2013 and (ii) higher U.S. public finance losses in first quarter 2014. See Economic Loss Development below.

•
Income taxes: First quarter 2014 effective tax rate on operating income was 26.7%, compared with 25.8% for first quarter 2013. The higher effective tax rate was due to a higher proportion of loss expense in non-taxable jurisdictions.

Economic Loss Development

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that Assured Guaranty uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under GAAP. Table 5 provides a roll forward of net expected loss to be paid.

Table 5: Roll Forward of Net Expected Loss to be Paid on
Insurance Contracts and Credit Derivatives
Quarter Ended March 31, 2014
(in millions)

Insurance Contracts and Credit	Net Expected Loss to be Paid as of December 31,	Economic Loss Development/	Losses	Net Expected Loss to be Paid as of March 31,
Derivatives	2013	(Benefit)	(Paid)/ Recovered	2014

U.S. Residential mortgage-backed securities (RMBS):
Before benefit for recoveries for breaches of R&W (R&W benefit)	$1,205	$38	$(42)	$1,201
R&W benefit	(712)	(48)	39	(721)
U.S. RMBS after R&W benefit	493	(10)	(3)	480
Public finance	321	23	(6)	338
Other	168	(1)	(1)	166
Total	$982	$12	$(10)	$984

Total economic loss development was $12 million for first quarter 2014 primarily due to developments in certain public finance credits, partially offset by a net benefit from U.S. RMBS. The net benefit attributable to U.S. RMBS was due primarily to R&W developments in 2014, offset in part by lower risk-free rates used to discount reserves. The effect of changes in discount rates that is included in total economic loss development is not indicative of credit impairment or improvement.

Book Value Measurements and Share Repurchase Program

Under the $400 million share repurchase authorization approved in November 2013, the Company repurchased 1.4 million common shares in first quarter 2014 for $35 million at an average price of $25.92 per share. On a year-to-date basis through May 7, 2014, the Company has repurchased a total of 3.0 million common shares for $75 million at an average price of $25.19 per share.

Adjusted book value (ABV) per share was higher at March 31, 2014 than at December 31, 2013 due primarily to PVP, reassumptions and share repurchases. Operating shareholders' equity per share was also positively affected by the share repurchases and by positive operating income for first quarter 2014.

Table 6: Reconciliation of Shareholders' Equity to
Operating Shareholders' Equity and Adjusted Book Value
(in millions, except per share amounts)

	As of
	March 31, 2014	December 31, 2013

Shareholders' equity	$5,209	$5,115
Less after-tax adjustments:
Effect of consolidating FG VIEs	(87)	(172)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(1,219)	(1,052)
Fair value gains (losses) on CCS	24	30
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	250	145
Operating shareholders' equity	6,241	6,164
After-tax adjustments:
Less: Deferred acquisition costs	159	161
Plus: Net present value of estimated net future credit derivative revenue	138	146
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	2,800	2,884
Adjusted book value	$9,020	$9,033

Shares outstanding at the end of the period	181.2	182.2

Per share:
Shareholders' equity	$28.76	$28.07
Operating shareholders' equity	34.45	33.83
Adjusted book value	49.79	49.58

Conference Call and Webcast Information:
The Company will host a conference call for investors at 10:00 a.m. Eastern Time (11:00 a.m. Atlantic Time) on Thursday, May 8, 2014. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-888-317-6016 (in the U.S.) or 1-412-317-6016 (International). A replay of the call will be made available through July 8, 2014. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10045162. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's March 31, 2014 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd, for more information on the Company's financial guaranty portfolios, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 1Q 2014,” which lists the U.S. public finance new issues insured by the Company in first quarter 2014, and

•	“Structured Finance Transactions at March 31, 2014,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “March 31, 2014 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Assured Guaranty Ltd.
Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	March 31,
	2014	2013
Revenues:
Net earned premiums	$132	$248
Net investment income	103	94
Net realized investment gains (losses)	2	28
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	19	18
Net unrealized gains (losses)	(230)	(610)
Net change in fair value of credit derivatives	(211)	(592)
Fair value gains (losses) on CCS	(9)	(10)
Fair value gains (losses) on FG VIEs	157	70
Other income (loss)	21	(14)
Total revenues	195	(176)

Expenses
Loss and LAE	41	(48)
Amortization of deferred acquisition costs	5	3
Interest expense	20	21
Other operating expenses	60	60
Total expenses	126	36

Income (loss) before income taxes	69	(212)
Provision (benefit) for income taxes	27	(68)
Net income (loss)	42	(144)
Less after-tax adjustments:
Realized gains (losses) on investments	(1)	19
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(171)	(434)
Fair value gains (losses) on CCS	(5)	(6)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	0	(11)
Effect of consolidating FG VIEs	87	28
Operating income	$132	$260

Assured Guaranty Ltd.
Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	March 31, 2014	December 31, 2013
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$10,094	$9,711
Short-term investments, at fair value	720	904
Other invested assets	134	170
Total investment portfolio	10,948	10,785

Cash	219	184
Premiums receivable, net of commissions payable	863	876
Ceded unearned premium reserve	454	452
Deferred acquisition costs	122	124
Reinsurance recoverable on unpaid losses	37	36
Salvage and subrogation recoverable	241	174
Credit derivative assets	78	94
Deferred tax asset, net	637	688
FG VIE assets, at fair value	1,257	2,565
Other assets	250	309
Total assets	$15,106	$16,287

Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$4,504	$4,595
Loss and LAE reserve	636	592
Reinsurance balances payable, net	165	148
Long-term debt	812	816
Credit derivative liabilities	2,001	1,787
Current income tax payable	26	44
FG VIE liabilities with recourse, at fair value	1,346	1,790
FG VIE liabilities without recourse, at fair value	101	1,081
Other liabilities	306	319
Total Liabilities	9,897	11,172

Shareholders' equity
Common stock	2	2
Additional paid-in capital	2,434	2,466
Retained earnings	2,504	2,482
Accumulated other comprehensive income	264	160
Deferred equity compensation	5	5
Total shareholders' equity	5,209	5,115
Total liabilities and shareholders' equity	$15,106	$16,287

Explanation of Non-GAAP Financial Measures:

The Company references financial measures that are not in accordance with GAAP. Management and the board of directors utilize non-GAAP measures in evaluating the Company's financial performance and as a basis for determining senior management incentive compensation. By providing these non-GAAP financial measures, investors, analysts and financial news reporters have access to the same information that management reviews internally. In addition, Assured Guaranty's presentation of non-GAAP financial measures is consistent with how analysts calculate their estimates of Assured Guaranty's financial results in their research reports on Assured Guaranty and with how investors, analysts and the financial news media evaluate Assured Guaranty's financial results.

The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure, if available, is presented herein. Non-GAAP financial measures should not be viewed as substitutes for their most directly comparable GAAP measures.

Operating Income: Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company's financial guaranty business, and also includes financing costs and net investment income, and enables investors and analysts to evaluate the Company's financial results as compared with the consensus analyst estimates distributed publicly by financial databases. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the after-tax realized gains (losses) on the Company's investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company's discretion and influenced by market opportunities, as well as the Company's tax and capital profile. Trends in the underlying profitability of the Company's business can be more clearly identified without the fluctuating effects of these transactions.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss. Additionally, such adjustments present all financial guaranty contracts on a more consistent basis of accounting, whether or not they are subject to derivative accounting rules.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

Operating Shareholders' Equity: Management believes that operating shareholders' equity is a useful measure because it presents the equity of Assured Guaranty Ltd. with all financial guaranty contracts accounted for on a more consistent basis and excludes fair value adjustments that are not expected to result in economic loss. Many investors, analysts and financial news reporters use operating shareholders' equity as the principal financial measure for valuing Assured Guaranty Ltd.'s current share price or projected share price and also as the basis of their decision to recommend, buying or selling Assured Guaranty Ltd.'s common shares. Many of the Company's fixed income investors also use operating shareholders' equity to evaluate the Company's capital adequacy. Operating shareholders' equity is the basis of the calculation of adjusted book value (see below). Operating shareholders' equity is defined as shareholders' equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of the effects of consolidating FG VIEs in order to present all financial guaranty contracts on a more consistent basis of accounting, whether or not GAAP requires consolidation. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company even though the Company does not own such VIEs.

2)
Elimination of the after-tax non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit losses and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of the after-tax fair value gains (losses) on the Company's CCS. Such amounts are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of the after-tax unrealized gains (losses) on the Company's investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

Adjusted Book Value: Management believes that adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company's in-force premiums and revenues in addition to operating shareholders' equity. The premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors. Many investors, analysts and financial news reporters use adjusted book value to evaluate Assured Guaranty Ltd.'s share price and as the basis of their decision to recommend, buy or sell the Assured Guaranty Ltd. common shares. Adjusted book value is operating shareholders' equity, as defined above, further adjusted for the following:

1)	Elimination of after-tax deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the after-tax net present value of estimated net future credit derivative revenue. See below.

3)
Addition of the after-tax value of the unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

Net Present Value of Estimated Net Future Credit Derivative Revenue: Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated credit derivative revenue. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company's credit derivative in-force book of business, net of reinsurance, ceding commissions and premium taxes for contracts without expected economic losses, and is discounted at 6%. Estimated net future credit derivative revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or Present Value of New Business Production: Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right,  whether in insurance or credit derivative contract form, which GAAP gross premiums written and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (Credit Derivative Revenues) do not adequately measure. PVP in respect of financial guaranty contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, in each case, discounted at 6%. For purposes of the PVP calculation, management discounts estimated future installment premiums on insurance contracts at 6%, while under GAAP, these amounts are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future net earned or written premiums and Credit Derivative Revenues may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of PVP to Gross Written Premiums
(in millions)

	Quarter Ended
	March 31,
	2014	2013

Total PVP	$31	$18
Less: financial guaranty installment premium PVP	10	1
Total: financial guaranty upfront gross written premiums	21	17
Plus: financial guaranty installment gross written premiums and other GAAP adjustments[1]	9	—
Total gross written premiums	$30	$17
__________________

1.
Includes present value of new business on installment policies, gross written premiums adjustment on existing installment policies due to changes in assumptions, any cancellations of assumed reinsurance contracts, and other GAAP adjustments.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of Assured Guaranty or any of its subsidiaries and/or of transactions that Assured Guaranty’s subsidiaries have insured; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; developments in the world’s financial and capital markets that adversely affect obligors’ payment rates, Assured Guaranty’s loss experience, or its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guarantees); the possibility that budget shortfalls or other factors will result in credit losses or impairments on obligations of state and local governments that the Company insures or reinsures; the failure of Assured Guaranty to realize insurance loss recoveries or damages through loan putbacks, settlement negotiations or litigation; deterioration in the financial condition of Assured Guaranty’s reinsurers, the amount and timing of reinsurance recoverables actually received and the risk that reinsurers may dispute amounts owed to Assured Guaranty under its reinsurance agreements; increased competition, including from new entrants into the financial guaranty industry; rating agency action on obligors, including sovereign debtors, resulting in a reduction in the value of securities in the Company’s investment portfolio and in collateral posted by and to the Company; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in the world’s credit markets, segments thereof or general economic conditions; the impact of market volatility on the mark-to-market of Assured Guaranty’s contracts written in credit default swap form; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance and tax laws; other governmental actions; difficulties with the execution of Assured Guaranty’s business strategy; contract cancellations; loss of key personnel; adverse technological developments; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes; other risks and uncertainties that have not been identified at this time; management’s response to these factors; and other risk factors identified in Assured Guaranty’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of May 7, 2014, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information:

Robert Tucker
Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@assuredguaranty.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@assuredguaranty.com